PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES TERMINATION OF POISON PILL

TIMONIUM, MARYLAND – April 3, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that the company’s board of directors approved the termination of the company’s stockholder rights plan, commonly referred to as a “poison pill,” which was originally scheduled to expire May 12, 2009.  The stockholder rights plan has been amended to accelerate the expiration date to April 3, 2008, effectively terminating the plan as of 5:00 p.m. today.

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The Company is a real estate investment trust investing in and providing financing to the long-term care industry. At December 31, 2007, the Company owned or held mortgages on 236 SNFs and assisted living facilities with approximately 27,247 beds located in 27 states and operated by 28 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements.  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things:  (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in the Company’s filings with the Securities and Exchange Commission.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.